Exhibit (j)

                          CUSTODIAN SERVICES AGREEMENT


          THIS AGREEMENT is made as of September 8, 1999 by and between PFPC TRUST COMPANY, a limited purpose trust company incorporated under the laws of Delaware ("PFPC Trust"), and PW EUCALYPTUS FUND, L.L.C., a Delaware limited liability company (the "Fund").

                              W I T N E S S E T H:

          WHEREAS, the Fund is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, the Fund wishes to retain PFPC Trust to provide custodian services, and PFPC Trust wishes to furnish custodian services, either directly or through an affiliate or affiliates, as more fully described herein.

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.   DEFINITIONS. AS USED IN THIS AGREEMENT:

     (a)  "1933 ACT" means the Securities Act of 1933, as amended.

     (b)  "1934 ACT" means the Securities Exchange Act of 1934, as amended.

     (c) "AUTHORIZED PERSON" means any person duly authorized by the Fund's Board to give Oral Instructions and Written Instructions on behalf of the Fund and listed on the Authorized Persons Appendix attached hereto and made a part hereof, or any amendment thereto as may be received by PFPC. An Authorized Person's scope of authority may be limited by the Fund by setting forth such limitation in the Authorized Persons Appendix.

     (d) "BOARD" AND "MEMBERS" shall have the same meanings as set forth in the Fund's limited liability company agreement (the "Limited Liability Company Agreement").

     (e) "BOOK-ENTRY SYSTEM" means Federal Reserve Treasury book-entry system for United States and federal agency securities, its successor or successors, and its nominee or nominees and any book-entry system maintained by an exchange registered with the SEC under the 1934 Act.

     (f)  "CEA" means the Commodities Exchange Act, as amended.

     (g) "CODE" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

     (h) "ORAL INSTRUCTIONS" mean oral instructions received by PFPC Trust from an Authorized Person or from a person reasonably believed by PFPC Trust to be an Authorized Person.

     (i) "PFPC TRUST" means PFPC Trust or a subsidiary or affiliate of PFPC Trust Company.

     (j)  "PROPERTY" means:

          (i) any and all securities and other investment items which the Fund may from time to time deposit, or cause to be deposited, with PFPC Trust or which PFPC Trust may from time to time hold for the Fund;

          (ii) all income in respect of any of such securities or other investment items;

          (iii) all proceeds of the sale of any of such securities or investment items; and

          (iv) all proceeds of the sale of securities issued by the Fund, which are received by PFPC Trust from time to time, from or on behalf of the Fund.

     (k)  "SEC" means the Securities and Exchange Commission.

     (l) "SECURITIES LAWS" mean the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

     (m)  "SHARES" mean the interests of any series or class of the Fund.

     (n) "WRITTEN INSTRUCTIONS" mean written instructions signed by two Authorized Persons and received by PFPC Trust. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. APPOINTMENT. The Fund hereby appoints PFPC Trust to provide custodian services to the Fund, on behalf of each of its investment portfolios (each, a "Portfolio"), and PFPC Trust accepts such appointment and agrees to furnish such services.

3. DELIVERY OF DOCUMENTS. The Fund has provided or, where applicable, will provide PFPC Trust with the following:

     (a) certified or authenticated copies of the resolutions of the Board, approving the appointment of PFPC Trust or its affiliates to provide services;

     (b)  a copy of the Fund's most recent effective registration statement;

     (c)  a copy of the Limited Liability Company Agreement;

     (d)  a copy of the placement agency agreement with respect to the Shares;

     (e) a copy of each Portfolio's administration agreement if PFPC Trust is not providing the Portfolio with such services;

     (f) copies of any shareholder servicing agreements made in respect of the Fund or a Portfolio; and

     (g) certified or authenticated copies of any and all amendments or supplements to the foregoing.

4. COMPLIANCE WITH LAWS. PFPC Trust undertakes to comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC Trust hereunder. Except as specifically set forth herein, PFPC Trust assumes no responsibility for such compliance by the Fund or any Portfolio.

5.   INSTRUCTIONS.

     (a) Unless otherwise provided in this Agreement, PFPC Trust shall act only upon Oral Instructions and Written Instructions.

     (b) PFPC Trust shall be entitled to rely upon any Oral Instructions and Written Instructions it receives from an Authorized Person (or from a person reasonably believed by PFPC Trust to be an Authorized Person) pursuant to this Agreement. PFPC Trust may assume that any Oral Instructions or Written Instructions received hereunder are not in any way inconsistent with the provisions of organizational documents of the Fund or of any vote, resolution or proceeding of the Board, or the Members unless and until PFPC Trust receives Written Instructions to the contrary.

     (c) The Fund agrees to forward to PFPC Trust Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC Trust or its affiliates) so that PFPC Trust receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC Trust in no way shall invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, PFPC Trust shall incur no liability to the Fund in acting upon such Oral Instructions or Written Instructions provided that PFPC Trust's actions comply with the other provisions of this Agreement.

6.   RIGHT TO RECEIVE ADVICE.

     (a) ADVICE OF THE FUND. If PFPC Trust is in doubt as to any action it should or should not take, PFPC Trust may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

     (b) ADVICE OF COUNSEL. If PFPC Trust shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC Trust may request advice at its own cost from such counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or PFPC Trust, at the option of PFPC Trust).

     (c) CONFLICTING ADVICE. In the event of a conflict between directions, advice or Oral Instructions or Written Instructions PFPC Trust receives from the Fund, and the advice it receives from counsel, PFPC Trust shall be entitled to rely upon and follow the advice of counsel provided that such counsel is selected with reasonable care. In the event PFPC Trust so relies on the advice of counsel, PFPC Trust remains liable for any action or omission on the part of PFPC Trust which constitutes willful misfeasance, bad faith, negligence or reckless disregard by PFPC Trust of any duties, obligations or responsibilities set forth in this Agreement.

     (d) PROTECTION OF PFPC TRUST. PFPC Trust shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral Instructions or Written Instructions it receives from the Fund or from counsel and which PFPC Trust believes, in good faith, to be consistent with those directions, advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC Trust (i) to seek such directions, advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC Trust's properly taking or not taking such action. Nothing in this subsection shall excuse PFPC Trust when an action or omission on the part of PFPC Trust constitutes willful misfeasance, bad faith, negligence or reckless disregard by PFPC Trust of any duties, obligations or responsibilities set forth in this Agreement.

7. RECORDS; VISITS. The books and records pertaining to the Fund and any Portfolio, which are in the possession or under the control of PFPC Trust, shall be the property of the Fund. Such books and records shall be prepared, preserved and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund and Authorized Persons shall have access to such books and records at all times during PFPC Trust's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC Trust to the Fund or to an authorized representative of the Fund, at the Fund's expense.

8. CONFIDENTIALITY. PFPC Trust agrees to keep confidential all records of the Fund and information relating to the Fund and its Members, unless the release of such records or information is otherwise consented to, in writing, by the Fund. The Fund agrees that such consent shall not be unreasonably withheld and may not be withheld where PFPC Trust may be exposed to civil or criminal contempt proceedings or when required to divulge such information or records to duly constituted authorities.

9. COOPERATION WITH ACCOUNTANTS. PFPC Trust shall cooperate with the Fund's independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

10. DISASTER RECOVERY. PFPC Trust shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC Trust at no additional expense to the Fund, shall take reasonable steps to minimize service interruptions. PFPC Trust shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by PFPC Trust's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

11. YEAR 2000 READINESS DISCLOSURE. PFPC Trust (a) has reviewed its business and operations as they relate to the services provided hereunder, (b) has developed or is developing a program to remediate or replace computer applications and systems, and (c) has developed a testing plan to test the remediation or replacement of computer applications/systems, in each case, to address on a timely basis the risk that certain computer applications/systems used by PFPC Trust may be unable to recognize and perform properly date sensitive functions involving dates prior to, including and after December 31, 1999, including dates such as February 29, 2000 (the "Year 2000 Challenge"). To the best of PFPC Trust's knowledge and belief, the reasonably foreseeable consequences of the Year 2000 Challenge will not adversely effect PFPC Trust's ability to perform its duties and obligations under this Agreement.

12. COMPENSATION. As compensation for custody services rendered by PFPC Trust during the term of this Agreement, the Fund, on behalf of each of the Portfolios, will pay to PFPC Trust a fee or fees as may be agreed to in writing from time to time by the Fund and PFPC Trust.

13. INDEMNIFICATION. (a) The Fund, on behalf of each Portfolio, agrees to indemnify and hold harmless PFPC Trust and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws, and amendments thereto) and expenses, including (without limitation) reasonable attorneys' fees and disbursements, (collectively, "Losses") arising directly or indirectly from any action or omission to act which PFPC Trust takes (i) at the request or on the direction of or in reliance on the advice of the Fund or (ii) upon Oral Instructions or Written Instructions. Neither PFPC Trust, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of PFPC Trust's or its affiliates' own willful misfeasance, bad faith, negligence or reckless disregard of its duties under this Agreement. (b) Notwithstanding anything in this Agreement to the contrary, neither the Fund nor any Portfolio shall be liable to PFPC Trust or its affiliates for any consequential, special or indirect losses or damages which PFPC Trust or its affiliates may incur or suffer, whether or not the likelihood of such losses or damages was known by the Fund.

14.  RESPONSIBILITY OF PFPC TRUST.

     (a) PFPC Trust shall be under no duty to take any action on behalf of the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PFPC Trust in writing. PFPC Trust shall be obligated to exercise care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. PFPC Trust agrees to indemnify and hold harmless the Fund from Losses arising out of PFPC Trust's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC Trust's willful misfeasance, bad faith, negligence or reckless disregard of its duties under this Agreement.

     (b) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) PFPC Trust shall not be under any duty or obligation to inquire into and shall not be liable for (A) the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which PFPC Trust reasonably believes to be genuine; or (B) subject to
          Section 10 of this Agreement, delays or errors or loss of data occurring by reason of circumstances beyond PFPC Trust's control, including acts of civil or military authority, national emergencies, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

     (c) Notwithstanding anything in this Agreement to the contrary, neither PFPC Trust nor its affiliates shall be liable to the Fund or to any Portfolio for any consequential, special or indirect losses or damages which the Fund may incur or suffer by or as a consequence of PFPC Trust's or its affiliates' performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by PFPC Trust or its affiliates.

15.  DESCRIPTION OF SERVICES.

     (a) DELIVERY OF THE PROPERTY. The Fund will deliver or arrange for delivery to PFPC Trust, all of the Property owned by the Portfolios, including cash received as a result of the distribution of Shares, during the period that is set forth in this Agreement. PFPC Trust will not be responsible for such Property until actual receipt.

     (b) RECEIPT AND DISBURSEMENT OF MONEY. PFPC Trust, acting upon Written Instructions, shall open and maintain separate accounts in the Fund's name using all cash received from or for the account of the Fund, subject to the terms of this Agreement. In addition, upon Written Instructions, PFPC Trust shall open separate custodial accounts for each separate Portfolio of the Fund (collectively, the "Accounts") and shall hold in the Accounts all cash received from or for the Accounts of the Fund specifically designated to each separate Portfolio. PFPC Trust shall make cash payments from or for the Accounts of a Portfolio only for:

          (i) purchases of securities in the name of a Portfolio or PFPC Trust or PFPC Trust's nominee as provided in sub-section (j) of this Section and for which PFPC Trust has received a copy of the broker's or dealer's confirmation or payee's invoice, as appropriate;

          (ii) purchase or redemption of Shares delivered to PFPC Trust;

          (iii) payment of, subject to Written Instructions, interest, taxes, administration, accounting, distribution, advisory, management fees or similar expenses which are to be borne by a Portfolio;

          (iv) payment to, subject to Written Instructions, the Members of an amount equal to the amount of dividends and distributions stated in the Written Instructions to be distributed in cash;

          (v) payments, upon Written Instructions, in connection with the conversion, exchange or surrender of securities owned or subscribed to by the Fund and held by or delivered to PFPC Trust;

          (vi) payments of the amounts of dividends received with respect to securities sold short;

          (vii) payments made to a sub-custodian pursuant to provisions in sub-section (c) of this Section; and

          (viii) payments, upon Written Instructions, made for other proper Fund purposes.

     PFPC Trust hereby is authorized to endorse and collect all checks, drafts or other orders for the payment of money received as custodian for the Accounts.

     (c) RECEIPT OF SECURITIES; SUBCUSTODIANS.

          (i) PFPC Trust shall hold all securities received by it for the Accounts in a separate account that physically segregates such securities from those of any other persons, firms or corporations, except for securities held in a Book-Entry System. All such securities shall be held or disposed of only upon Written Instructions of the Fund pursuant to the terms of this Agreement. PFPC Trust shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such securities or investment, except upon the express terms of this Agreement and upon Written Instructions, accompanied by a certified resolution of the Board, authorizing the transaction. In no case may any member of the Board, or any officer, employee or agent of the Fund withdraw any securities.

               At PFPC Trust's own expense and for its own convenience, PFPC Trust may enter into sub-custodian agreements with other United States banks or trust companies to perform duties described in this sub-section (c). Such bank or trust company shall have an aggregate capital, surplus and undivided profits, according to its last published report, of at least one million dollars ($1,000,000), if it is a subsidiary or affiliate of PFPC Trust, or at least twenty million dollars ($20,000,000) if such bank or trust company is not a subsidiary or affiliate of PFPC Trust. In addition, such bank or trust company must be qualified to act as custodian and agree to comply with the relevant provisions of the 1940 Act and other applicable rules and regulations. Any such arrangement will not be entered into without prior written notice to the Fund.

               PFPC Trust shall remain responsible for the performance of all of its duties as described in this Agreement and shall hold the Fund and each Portfolio harmless from its own acts or omissions, under the standards of care provided for herein, or the acts and omissions of any sub-custodian chosen by PFPC Trust under the terms of this sub-section (c).

     (d) TRANSACTIONS REQUIRING INSTRUCTIONS. Upon receipt of Oral Instructions or Written Instructions and not otherwise, PFPC Trust, directly or through the use of the Book-Entry System, shall:

          (i) deliver any securities held for a Portfolio against the receipt of payment for the sale of such securities;

          (ii) execute and deliver to such persons as may be designated in such Oral Instructions or Written Instructions, proxies, consents, authorizations, and any other instruments whereby the authority of a Portfolio as owner of any securities may be exercised;

          (iii) deliver any securities to the issuer thereof, or its agent, when such securities are called, redeemed, retired or otherwise become payable; provided that, in any such case, the cash or other consideration is to be delivered to PFPC Trust;

          (iv) deliver any securities held for a Portfolio against receipt of other securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, tender offer, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

          (v) deliver any securities held for a Portfolio to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

          (vi) make such transfer or exchanges of the assets of the Portfolios and take such other steps as shall be stated in said Oral Instructions or Written Instructions to be for the purpose of effectuating a duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Fund;

          (vii) release securities belonging to a Portfolio to any bank or trust company for the purpose of a pledge or hypothecation to secure any loan incurred by the Fund on behalf of that Portfolio; provided, however, that securities shall be released only upon payment to PFPC Trust of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made subject to proper prior authorization, further securities may be released for that purpose; and repay such loan upon redelivery to it of the securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing the loan;

          (viii) release and deliver securities owned by a Portfolio in connection with any repurchase agreement entered into on behalf of the Fund, but only on receipt of payment therefor; and pay out moneys of the Fund in connection with such repurchase agreements, but only upon the delivery of the securities;

          (ix) release and deliver or exchange securities owned by the Fund in connection with any conversion of such securities, pursuant to their terms, into other securities;

          (x) release and deliver securities owned by the Fund for the purpose of redeeming in kind shares of the Fund upon delivery thereof to PFPC Trust; and

          (xi) release and deliver or exchange securities owned by the Fund for other corporate purposes.

               PFPC Trust must also receive a certified resolution describing the nature of the corporate purpose and the name and address of the person(s) to whom delivery shall be made when such action is pursuant to this sub-section d.

     (e) USE OF BOOK-ENTRY SYSTEM. The Fund shall deliver to PFPC Trust certified resolutions of the Board approving, authorizing and instructing PFPC Trust on a continuous basis, to deposit in the Book-Entry System all securities belonging to the Portfolios eligible for deposit therein and to utilize the Book-Entry System to the extent possible in connection with settlements of purchases and sales of securities by the Portfolios, and deliveries and returns of securities loaned, subject to repurchase agreements or used as collateral in connection with borrowings. PFPC Trust shall continue to perform such duties until it receives Written Instructions or Oral Instructions authorizing contrary actions.

     PFPC Trust shall administer the Book-Entry System as follows:

          (i) With respect to securities of each Portfolio which are maintained in the Book-Entry System, the records of PFPC Trust shall identify by book-entry or otherwise those securities belonging to each Portfolio. PFPC Trust shall furnish to the Fund a detailed statement of the Property held for each Portfolio under this Agreement at least monthly and from time to time and upon written request.

          (ii) Securities and any cash of each Portfolio deposited in the Book-Entry System will at all times be segregated from any assets and cash controlled by PFPC Trust in other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities. PFPC Trust and its sub-custodian, if any, will pay out money only upon receipt of securities and will deliver securities only upon the receipt of money.

          (iii) All books and records maintained by PFPC Trust which relate to the Fund's participation in the Book-Entry System will be open to the inspection of Authorized Persons at all times during PFPC Trust's regular business hours, and PFPC Trust will furnish to the Fund all information in respect of the services rendered as it may require.

          PFPC Trust will also provide the Fund with such reports on its own system of internal control as the Fund may reasonably request from time to time.

     (f) REGISTRATION OF SECURITIES. All Securities held for a Portfolio which are issued or issuable only in bearer form, except such securities held in the Book-Entry System, shall be held by PFPC Trust in bearer form; all other securities held for a Portfolio may be registered in the name of the Fund on behalf of that Portfolio, PFPC Trust, the Book-Entry System, a sub-custodian, or any duly appointed nominees of the Fund, PFPC Trust, Book-Entry System or sub-custodian. The Fund reserves the right to instruct PFPC Trust as to the method of registration and safekeeping of the securities of the Fund. The Fund agrees to furnish to PFPC Trust appropriate instruments to enable PFPC Trust to hold or deliver in proper form for transfer, or to register in the name of its nominee or in the name of the Book-Entry System, any securities which it may hold for the Accounts and which may be registered from time to time in the name of the Fund on behalf of a Portfolio.

     (g) VOTING AND OTHER ACTION. Neither PFPC Trust nor its nominee shall vote any of the securities held pursuant to this Agreement by or for the account of a Portfolio, except in accordance with Written Instructions. PFPC Trust, directly or through the use of the Book-Entry System, shall execute in blank and promptly deliver all notices, proxies and proxy soliciting materials to the registered holder of such securities. If the registered holder is not the Fund on behalf of a Portfolio, then Written Instructions or Oral Instructions must designate the person who owns such securities.

     (h) TRANSACTIONS NOT REQUIRING INSTRUCTIONS. In the absence of contrary Written Instructions, PFPC Trust is authorized to take the following actions:

          (i)  COLLECTION OF INCOME AND OTHER PAYMENTS.

               (A) collect and receive for the account of each Portfolio, all income, dividends, distributions, coupons, option premiums, other payments and similar items, included or to be included in the Property, and promptly advise each Portfolio of such receipt and credit such income, as collected, to each Portfolio's custodian account;

               (B) endorse and deposit for collection, in the name of the Fund, checks, drafts, or other orders for the payment of money;

               (C) receive and hold for the account of each Portfolio all securities received as a distribution on the Portfolio's securities as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities issued with respect to any securities belonging to a Portfolio and held by PFPC Trust hereunder;

               (D) present for payment and collect the amount payable upon all securities which may mature or be called, redeemed, or retired, or otherwise become payable on the date such securities become payable; and

               (E) take any action which may be necessary and proper in connection with the collection and receipt of such income and other payments and the endorsement for collection of checks, drafts, and other negotiable instruments.

          (ii) MISCELLANEOUS TRANSACTIONS.

               (A) deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:

                    (1) for examination by a broker or dealer selling for the account of a Portfolio in accordance with street delivery custom;

                    (2) for the exchange of interim receipts or temporary securities for definitive securities; and

                    (3) for transfer of securities into the name of the Fund on behalf of a Portfolio or PFPC Trust or nominee of either, or for exchange of securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity date and call provisions, if any; provided that, in any such case, the new securities are to be delivered to PFPC Trust.

               (B) Unless and until PFPC Trust receives Oral Instructions or Written Instructions to the contrary, PFPC Trust shall:

                    (1) pay all income items held by it which call for payment upon presentation and hold the cash received by it upon such payment for the account of each Portfolio;

                    (2) collect interest and cash dividends received, with notice to the Fund, to the account of each Portfolio;

                    (3) hold for the account of each Portfolio all stock dividends, rights and similar securities issued with respect to any securities held by PFPC Trust; and

                    (4) execute as agent on behalf of the Fund all necessary ownership certificates required by the Code or the Income Tax Regulations of the United States Treasury Department or under the laws of any state now or hereafter in effect, inserting the Fund's name, on behalf of a Portfolio, on such certificate as the owner of the securities covered thereby, to the extent it may lawfully do so.

     (i)  SEGREGATED ACCOUNTS.

          (i) PFPC Trust upon receipt of Written Instructions or Oral Instructions, shall establish and maintain segregated accounts on its records for and on behalf of each Portfolio. Such accounts may be used to transfer cash and securities, including securities in the Book-Entry System:

               (A) for the purposes of compliance by the Fund with the procedures required by a securities or option exchange, providing such procedures comply with the 1940 Act and any releases of the SEC relating to the maintenance of segregated accounts by registered investment companies; and

               (B) upon receipt of Written Instructions, for other proper corporate purposes.

          (ii) PFPC Trust shall arrange for the establishment of IRA custodian accounts for such Members holding Shares through IRA accounts, in accordance with the Fund's Confidential Memorandum, the Code and such other procedures as are mutually agreed upon from time to time by and between the Fund and PFPC Trust.

     (j) PURCHASES OF SECURITIES. PFPC Trust shall settle purchased securities upon receipt of Oral Instructions or Written Instructions from the Fund or its investment advisers that specify:

          (i) the name of the issuer and the title of the securities, including CUSIP number if applicable;

          (ii) the number of shares or the principal amount purchased and accrued interest, if any;

          (iii) the date of purchase and settlement;

          (iv) the purchase price per unit;

          (v)  the total amount payable upon such purchase;

          (vi) the Portfolio involved; and

          (vii) the name of the person from whom or the broker through whom the purchase was made. PFPC Trust, upon receipt of securities purchased by or for a Portfolio, shall pay out of the moneys held for the account of the Portfolio the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Oral Instructions or Written Instructions.

     (k) SALES OF SECURITIES. PFPC Trust shall settle sold securities upon receipt of Oral Instructions or Written Instructions from the Fund that specify:

          (i) the name of the issuer and the title of the security, including CUSIP number if applicable;

          (ii) the number of shares or principal amount sold, and accrued interest, if any;

          (iii) the date of trade and settlement;

          (iv) the sale price per unit;

          (v)  the total amount payable to the Fund upon such sale;

          (vi) the name of the broker through whom or the person to whom the sale was made;

          (vii) the location to which the security must be delivered and delivery deadline, if any; and

          (viii) the Portfolio involved.

PFPC Trust shall deliver the securities upon receipt of the total amount payable to the Portfolio upon such sale, provided that the total amount payable is the same as was set forth in the Oral Instructions or Written Instructions. Subject to the foregoing, PFPC Trust may accept payment in such form as shall be satisfactory to it, and may deliver securities and arrange for payment in accordance with the customs prevailing among dealers in securities.

     (l)  REPORTS; PROXY MATERIALS.

          (i)  PFPC Trust shall furnish to the Fund the following reports:

               (A) such periodic and special reports as the Fund may reasonably request;

               (B) a monthly statement summarizing all transactions and entries for the account of each Portfolio, listing each Portfolio securities belonging to each Portfolio with the adjusted average cost of each issue and the market value at the end of such month and stating the cash account of each Portfolio including disbursements;

               (C) the reports required to be furnished to the Fund pursuant to Rule 17f-4 under the 1940 Act; and

               (D) such other information as may be agreed upon from time to time between the Fund and PFPC Trust.

          (ii) PFPC Trust shall transmit promptly to the Fund any proxy statement, proxy material, notice of a call or conversion or similar communication received by it as custodian of the Property. PFPC Trust shall be under no other obligation to inform the Fund as to such actions or events.

     (m) CREDITING OF ACCOUNTS. If PFPC Trust in its sole discretion credits an Account with respect to (a) income, dividends, distributions, coupons, option premiums, other payments or similar items on a contractual payment date or otherwise in advance of PFPC Trust's actual receipt of the amount due, (b) the proceeds of any sale or other disposition of assets on the contractual settlement date or otherwise in advance of PFPC Trust's actual receipt of the amount due or (c) provisional crediting of any amounts due, and (i) PFPC Trust is subsequently unable to collect full and final payment for the amounts so credited within a reasonable time period using reasonable efforts or (ii) pursuant to standard industry practice, law or regulation PFPC Trust is required to repay to a third party such amounts so credited, or if any Property has been incorrectly credited, PFPC Trust shall have the absolute right in its sole discretion without demand to reverse any such credit or payment, to debit or deduct the amount of such credit or payment from the Account, and to otherwise pursue recovery of any such amounts so credited from the Fund. Nothing herein or otherwise shall require PFPC Trust to make any advances or to credit any amounts until PFPC Trust's actual receipt thereof. The Fund hereby grants a first priority contractual possessory security interest in the amount necessary to secure the return and payment to PFPC Trust of any advance or credit made by PFPC Trust (including charges related thereto) to such Account.

     (n) COLLECTIONS. All collections of monies or other property in respect, or which are to become part of the Property (but not the safekeeping thereof upon receipt by PFPC Trust) shall be at the sole risk of the Fund. If payment is not received by PFPC Trust within a reasonable time after proper demands have been made, PFPC Trust shall notify the Fund in writing, including copies of all demand letters, any written responses, memoranda of all oral responses and shall await instructions from the Fund. PFPC Trust shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction. PFPC Trust also shall notify the Fund as soon as reasonably practicable whenever income due on securities is not collected in due course and shall provide the Fund with periodic status reports of such income collected after a reasonable time.

16. DURATION AND TERMINATION. This Agreement shall continue until terminated by the Fund or by PFPC Trust on ninety (90) days' prior written notice to the other party. In the event this Agreement is terminated (pending appointment of a successor to PFPC Trust or vote of the Members of the Fund to dissolve or to function without a custodian of its cash, securities or other property), PFPC Trust shall not deliver cash, securities or other property of the Portfolios to the Fund. It may deliver them to a bank or trust company of PFPC Trust's choice, having an aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than twenty million dollars ($20,000,000), as a custodian for the Fund to be held under terms similar to those of this Agreement. PFPC Trust shall not be required to make any such delivery or payment until full payment shall have been made to PFPC Trust of all of its fees, compensation, costs and expenses attributable to the relevant Portfolio(s). PFPC Trust shall have a security interest in and shall have a right of setoff against the Property of such Portfolio(s) as security for the payment of such fees, compensation, costs and expenses.

17. NOTICES. All notices and other communications, including Written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notice shall be addressed (a) if to PFPC Trust, at Airport Business Center, 200 Stevens Drive, Lester, Pennsylvania 19113 (b) if to the Fund, at 1285 Avenue of the Americas, New York, New York 10019, Attn: Mark D. Goldstein, Esq., or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given five days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

18. AMENDMENTS. This Agreement, or any term hereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

19. DELEGATION; ASSIGNMENT. PFPC Trust may assign its rights and delegate its duties hereunder to any affiliate (as defined in the 1940 Act) of PFPC Trust, or PNC Bank Corp., provided that (i) PFPC Trust gives the Fund thirty (30) days' prior written notice; (ii) the delegate (or assignee) agrees with PFPC Trust and the Fund to comply with all relevant provisions of the Securities Laws; and (iii) PFPC Trust and such delegate (or assignee) promptly provide such information as the Fund may request, and respond to such questions as the Fund may ask, relative to the delegation (or assignment), including (without limitation) the capabilities of the delegate (or assignee).

20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

22.  MISCELLANEOUS.

     (a) ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and Oral Instructions.

     (b) CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     (c) GOVERNING LAW. This Agreement shall be deemed to be a contract made in Pennsylvania and governed by Pennsylvania law, without regard to principles of conflicts of law.

     (d) PARTIAL INVALIDITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     (e) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     (f) FACSIMILE SIGNATURES. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                       PFPC TRUST COMPANY
                                       By:
                                       Title:

                                       PW EUCALYPTUS FUND, L.L.C.
                                       By:
                                       Title:

                           AUTHORIZED PERSONS APPENDIX

NAME (TYPE)                                  SIGNATURE
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